AGREEMENT

This agreement (the “Agreement”), dated as of July 29th 2003 (the “Effective Date”), by and between PointMatch USA Inc., a Delaware corporation located at 1333 Broadway, 9th Floor, New York, New York 10018 (“PointMatch”), and IncrediMail Ltd., an Israeli corporation located at 2 Kaufman St., Tel-Aviv, Israel (“IncrediMail”).

RECITALS

WHEREAS, PointMatch owns, designs, operates, maintains and hosts web sites specializing in providing matchmaking services, including www.cupidusa.com (“CupidUSA”); and

WHEREAS, IncrediMail operates an advanced, feature-rich email program (hereinafter “Software”) and a website (“IncrediMail.com”); and

WHEREAS, IncrediMail and PointMatch would like to cooperate as set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Operating a Joint web site. PointMatch, through CupidUSA, will provide content services in the matchmaking field to IncrediMail users, under the names INcrediDating.com and/or INcrediDate.com while outwardingly adapting the graphical external envelope of IncrediMail (a technique professionally known as “co-branding”). Hereinafter the joint site will be referred to as the “Custom Site”. It is agreed and acknowledged that IncrediMail is and shall remain, during and after the term of this Agreement, the sole owner of the domain names “IncrediDating.com” and “IncrediDate.com” and that PointMatch shall not obtain any rights in or to the domain names, including without limitations with respect to any goodwill created during the term of this Agreement. It is further agreed that, subject to Section 15 of this Agreement (Exclusivity and Non-Compete), after termination of this Agreement for any reason whatsoever, IncrediMail may utilize the “IncrediDating.com” and “IncrediDate.com” domains and names in any way it sees fit, including, without limitations, as a site which provides content services in the matchmaking field.

2.
Domain names. IncrediMail agrees that from the termination of this Agreement, and for a period of twelve (12) month thereafter, in case it is interested in selling, leasing or otherwise disposing of or if it receives a bona-fide offer to sell, lease or otherwise dispose of each and/or both of the Domain Names it shall provide PointMatch with a right of first refusal to acquire and/or lease each and/or both of the Domain Names for the offered price. Such right of first refusal should be exercised by PointMatch within 30 days from the date it was received by PointMatch.

Notwithstanding the above, from the termination of this Agreement and for a period of twelve (12) month thereafter, members who will try to access the Custom Site through IncrediDating.com or INcrediDate.com, will be automatically forwarded to CupidUSA.com

3.	PointMatch will be responsible for designing, developing and integrating the Custom Site within IncrediMail.

4.
PointMatch will be responsible for managing, hosting and maintaining the Custom Site, under PointMatch’s servers, as well as for hardware infrastructure, software licenses and technical support. IN carrying out such responsibilities PointMatch shall use reasonable efforts, and any such decision or action shall be taken by PointMatch at its sole discretion. IncrediMail shall have a right to veto the content and graphics of the Custom Site. In the event that IncrediMail uses its veto right, it shall notify PointMatch, in writing, specifying the content and/or graphics which are to be changed on the Custom Site. PointMatch shall, immediately upon receipt of such notice, change the specified materials on the Custom Site.

5.	PointMatch will provide daily email and a U.S. telephone number for customer support to the Custom Site’s users.

6.	PointMatch will provide IncrediMail with an online monitoring system to follow all the Custom Site’s activities.

7.	IncrediMail will create a link to the Custom Site on the main tool bar on IncrediMail.com

8.	IncrediMail will incorporate the Custom Site’s “Quick Search Bar” on IncrediMail.com’s main web page and Gallery pages.

9.
During the launch campaign, IncrediMail will promote the Custom Site on IncrediMail.com and will exercise its reasonable efforts to reach at least 15,000 clicks per day from the official Launch Date (as defined hereinafter), and for a period of 14 days. Thereafter, IncrediMail will promote the Custom Site on IncrediMail.com and will exercise its reasonable efforts to reach at least 10,000 clicks per day. The scope and content of the promotion in IncrediMail.com shall be subject to the approval of both sides. IncrediMail shall provide PointMatch with online monitoring system to follow the promotional activities (ad server statistics).

10.	IncrediMail will send a “Stand Alone” email in an agreed form to all its opt-in members, introducing the new Custom Site.

11.	IncrediMail will promote the Custom Site regularly on its newsletters. The scope and content of such promotion shall be subject to IncrediMail’s sole discretion.

12.
Sharing of Revenues. PointMatch and IncrediMail shall equally share the gross revenues generated from the Custom Site, including without limitation, revenues from subscriptions to and from advertising on the Custom Site (the “Gross Revenues”). For the avoidance of doubts, refunds made to customers and credit card commissions shall be deducted from the Gross Revenues. PointMatch shall provide IncrediMail with a complete and accurate revenue report in an acceptable form to IncrediMail not later than the 20th day of the month following each calendar month, setting forth the Gross Revenue during the prior calendar month from all activities of the Custom Site. PointMatch shall, upon IncrediMail’s request, furnish it with additional reports. PointMatch shall, within 20 days of the end of each month pay IncrediMail its share (50%) in the Gross Revenues.

It is agreed that for a period of up to eighteen (18) months after the termination of this Agreement for any reason whatsoever. PointMatch shall continue paying IncrediMail its share of the subscription fees received from Subscribers and shall continue providing IncrediMail with the reports described in the proceeding paragraph.

“Subscribers” shall mean members who subscribed through the Custom Site and are paying PointMatch subscription fees, and as long as their subscription (either to the Custom Site or to any other PointMatch Site) is in force.

13.	Advertisement. Both sides will agree together on advertisement policy on the custom site. This includes both advertisement content and revenue share.

14.
Ownership of Intellectual Property. The parties agree and acknowledge that all software applications, (including without limitation the source code), the contents, information of Subscribers, Members and other parties visiting the Custom Site (together: “PointMatch IP”) is and at all times shall remain the property of PointMatch and that IncrediMail shall have no lawful demand to PointMatch IP.

15.
Exclusivity and Non-Compete. During the Term of the Agreement, and for the 12 months thereafter, IncrediMail shall refrain from integrating or promoting a site similar in nature to the Custom Site for any other online service that may be substantially similar to the dating service. Subject to the Change of Control provisions in Section 16 below, IncrediMail shall not compete with PointMatch, for a period of 12 months following the termination of the business relationship between the parties.

16.
Term of the Agreement. This Agreement shall begin and become effective for an initial period of four (4) months from the date the Custom Site first goes on the Internet (the “Launch Date” which will be not later then August 31, 2003) as a live site available to all. Thirty days before the end of this initial term, the parties agree to evaluate and hold negotiations in good faith in respect of a possible extension of the relationship established in the Agreement.

It is agreed that in the event of a Change of Control in IncrediMail or PointMatch occurs, this Agreement, including without limitation any non-competition undertaking contained herein and section 2 (domain names) may be terminated by a three days written notice.

“Change in Control Event” means:

(i) a sale of all or substantially all of the assets of a company.

(ii) a sale by the stockholders of a company of the voting stock of such company to another corporation or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of fifty percent (50%) or more of the combined voting power of all classes of the voting stock of the Company entitled to vote;

(iii) a merger or consolidation in which a company is not the surviving corporation (other than a merger or consolidation in which stockholders of such company immediately before the merger or consolidation have, immediately after the merger or consolidation, greater than fifty percent (50%) of the combined voting power of all classes of the voting stock of such company entitled to vote);

(iv) any transaction or series of related transactions in which in excess of fifty percent (50%) of the combined voting power of all classes of the voting stock of a company entitled to vote is transferred.

17.
Independent contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the agent, representative, joint venture, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

18.
Confidentiality.The parties agree and undertake to keep confidential any information confidential and/or proprietary information to which they might be respectively disclosed during the Term, and not to make any adverse usage therein.

19.
DISCLAIMER OF LIABILITY. NEITHER PARTY SHALL IN ANY CASE BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR OTHER SIMILAR DAMAGES ARISING FROM BREAH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, OR ANY OTHER LEGAL THEORY EVEN IF THEY OR THEIR AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMANGES OR LOSS. IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER, OR ANY PART CLAIMING ANY RIGHT BY OR THROUGH EITHER PARTY, FOR ANY REASON WHATSOEVER EXCEED THE SUM OF THE PAYMENTS MADE BY THE ONE PARTY TO THE OTHER UNDER THIS AGREEMENT.

20.
Governing law. This Agreement shall be subject to and governed in all respects by the statues and laws of the State of Israel without regard to the conflicts of laws principles thereof. Jurisdiction in respect of any matter relating to Agreement shall be exclusively vested in the competent courts of the Tel Aviv District in Israel.

21.
Entire agreement. This Agreement constitutes the entire agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

22.	Assignment. Neither party shall assign or otherwise transfer its right and/or obligations under this Agreement to other entity without the prior written consent of the other party.

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date first written above.

IncrediMail Ltd. /s/ Yaron Adler	PointMatch USA Inc. /s/ Nimrod Lev

By: Yaron Adler	By: Nimrod Lev

Title: CEO	Title: CEO

PointMatch USA Inc. Email: info@pointmatch.com Tel: 212.868.4377 Fax: 212.868.0804